Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nthglobal.com	brett@haydenir.com

For Immediate Release

Natural Health Trends Reports Third Quarter and Year-to-Date Financial Results

Sixth Consecutive Quarter of Profitability
Year-to-Date Revenues Increased 28.1% and Operating Income Increased 48.5%

DALLAS, TX, November 13, 2012 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced financial results for the third quarter and nine month period ended September 30, 2012.

Third Quarter Financial Highlights

•
Total revenues were $9.3 million compared to $10.6 million for the same period in 2011, a decrease of 11.6%. The decrease in revenues for the third quarter reflects the promotional event during 2011 related to the Company’s 10-year anniversary celebration in Hong Kong, which did not benefit 2012.

o	Sales in Hong Kong decreased 20.5% compared to last year, primarily due to last year’s major promotion.

o	Net sales outside of Hong Kong increased 23.9%, primarily due to sales in the Russian market.

•	Gross profit was $6.9 million compared to $8.0 million last year.

•	Gross profit margin was 74.5% compared to 76.0% last year.

•	Operating income was $789,000 compared to $1.2 million last year.

•
Net income attributable to common stockholders of Natural Health Trends was $743,000, or $0.07 per basic and diluted share, compared to net income of $1.6 million, or $0.15 per basic and diluted share last year.

•	Cash and cash equivalents increased to $3.7 million as of September 31, 2012 from $1.6 million as of December 31, 2011.

Year-to-Date Financial Highlights

•
Net sales for the nine months ended September 30, 2012 were up $6.5 million, or 28.1%, to $29. 4 million from $22.9 million in the same period last year. Year-to-date (nine month) revenues are 94.4% of the full-year (12 month) revenue from the year ended December 31, 2011.

o	Sales in Hong Kong increased 35.3% compared to the prior-year nine month period.

o	Net sales outside of Hong Kong increased 13.3%, primarily due to sales in the Russian market.

•	Year-to-date gross profit increased 28.6% to $21.7 million from $16.9 million in the same period last year.

•	Year-to-date gross profit margin was 73.9% compared to 73.7% in the first nine months of last year.

•
Year-to-date operating income increased 48.5% to $2.2 million from $1.5 million in the same period last year. Nine month operating income this year exceeds 12 month operating income of $1.8 million for all of last year.

•	Year-to-date net income attributable to common stockholders of Natural Health Trends increased 14.9% to $2.1 million from $1.8 million in the same period last year.

“We are pleased with the progress and growth we’ve experienced in 2012 and attribute the success to several factors, mainly our strong field leadership, systemic training initiatives, rewarding incentive and promotional planning and high-quality product offering,” said Chris Sharng, President of Natural Health Trends Corp. “Through nine months our revenue is nearly 95% of the full-year revenue for last year, and we have already exceeded operating income for all of last year.”

Operational Highlights

•
The Company continued to evolve and enhance its technology platform integrating a unique loyalty program called the Personal Consumption Program. Members earn points for product purchases, attending trainings and events and reaching business milestones. These accumulated points can be used toward future product purchases or for gifting to team members.

•
The Company introduced a new product, HerBalance, in July and readies another, Soothe, for Hong Kong and Russia in the fourth quarter. HerBalance is a daily supplement to help alleviate women’s pre- and post-menopausal symptoms while supporting healthier blood circulation. Soothe is an all-over super hydrating body moisturizer ideal for extreme weather conditions.

•
The Company continued to roll out its systemic training initiatives in Hong Kong, Taiwan and Russia. These multi-faceted trainings support enhanced product knowledge, business fundamentals for success and leadership training.

•	Incentive trips brought our members to Hawaii, Dubai and Las Vegas, among other locations just this year.

Financial Results for the Three Months Ended September 30, 2012

Total revenues for the three months ended September 30, 2012 were $9.3 million compared to $10.6 million for the same period in 2011, a decrease of 11.6%. The decrease in revenues for the third quarter reflects the impact of a significant, non-recurring promotional event during 2011 related to the Company’s 10-year anniversary celebration in Hong Kong. This promotion resulted in revenue increases, and did not re-occur in 2012. Gross profit was $6.9 million, or 74.5% of net sales, compared to $8.0 million, or 76.0%, in the same period last year. Total expenses for the three months ended September 30, 2012 were $6.2 million, down 9.4%, compared to $6.8 million in the comparable period of 2011. The decrease in operating expenses relates to costs associated with the 10-year anniversary event in 2011, which did not re-occur in 2012.

Operating income for the quarter was $789,000 compared to operating income of $1.2 million in the third quarter of 2011. Net income attributable to common stockholders of Natural Health Trends was $743,000, or $0.07 per basic and diluted share compared to net income of $1.6 million, or $0.15 per basic and diluted share in the same period of 2011.

Financial Results for the Nine Months Ended September 30, 2012

Total revenues for the nine months ended September 30, 2012 were $29.4 million compared to $22.9 million for the same period in 2011, an increase of 28.1%. Hong Kong net sales increased 35.3% over the comparable period last year primarily due to renewed focus on training as well as new incentive programs launched at the beginning of the year surrounding the Company’s recognition program. Net sales outside of Hong Kong increased 13.3%, primarily due to incentive trip programs that occurred in Russia throughout the first nine months of 2012, as well as the introduction of new product promotions in Russia and North America during late 2011. The North American market also benefited from increased orders received from members located in Kazakhstan and Ukraine.

Gross profit for the nine months ended September 30, 2012 increased 28.6% to $21.7 million, or 73.9% of net sales, from $16.9 million, or 73.7%, in the same period last year. Total expenses for the nine months ended September 30, 2012 were $19.5 million compared to $15.4 million in the comparable period of 2011.

Operating income for the nine months ended September 30, 2012 was $2.2 million compared to operating income of $1.5 million in the comparable period in 2011. Net income attributable to common stockholders of Natural Health Trends was $2.1 million, or $0.19 per basic and diluted share, compared to net income of $1.8 million, or $0.17 per basic and diluted share in the same period of 2011.

Balance Sheet

Stockholders’ equity was $1.4 million as of September 30, 2012 compared to a deficit of $809,000 as of December 31, 2011.  The Company had $3.7 million in cash compared to $1.6 million as of December 31, 2011, and no long-term debt.

Shareholder Conference Call

Management will conduct a conference call to discuss its third quarter and year-to-date financial results for the period ended September 30, 2012.

Details of the call are as follows:

•	Date: Tuesday, November 13, 2012

•	Time: 4:30 p.m. ET/3:30 p.m. CT

•	Dial-in number: 1-877-941-1427 (domestic) 1-480-629-9664 (international)

•	Webcast link: http://public.viavid.com/index.php?id=102347

A replay will be available from 7:30 p.m. ET on November 13 through 11:59 p.m. ET on November 20, by dialing 1-877-870-5176 (domestic) and 1-858-384-5517 (international) and referencing replay pin number 4573019.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 27, 2012, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

-- Tables follow --

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	December 31, 2011	September 30, 2012
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,617	$3,651
Restricted cash	494	–
Accounts receivable	93	166
Inventories, net	1,089	1,261
Other current assets	537	446
Total current assets	3,830	5,524
Property and equipment, net	68	129
Goodwill	1,764	1,764
Restricted cash	220	231
Other assets	241	252
Total assets	$6,123	$7,900

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$2,208	$1,795
Income taxes payable	11	79
Accrued distributor commissions	1,177	1,293
Other accrued expenses	1,471	1,531
Deferred revenue	967	768
Deferred tax liability	148	148
Other current liabilities	950	896
Total current liabilities	6,932	6,510
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 1,761,900 shares designated Series A convertible preferred stock, 138,400 shares issued and outstanding at December 31, 2011 and September 30, 2012, aggregate liquidation value of $324	124	124
Common stock, $0.001 par value; 50,000,000 shares authorized; 11,326,323 shares issued and outstanding at December 31, 2011 and September 30, 2012	11	11
Additional paid-in capital	80,493	80,553
Accumulated deficit	(81,338)	(79,238)
Accumulated other comprehensive loss:
Foreign currency translation adjustments	(99)	(60)
Total stockholders’ equity (deficit)	(809)	1,390
Total liabilities and stockholders’ equity (deficit)	$6,123	$7,900

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2012	2011	2012

Net sales	$10,562	$9,333	$22,945	$29,403
Cost of sales	2,536	2,384	6,042	7,667
Gross profit	8,026	6,949	16,903	21,736
Operating expenses:
Distributor commissions	4,166	3,897	8,642	12,474
Selling, general and administrative expenses (including stock-based compensation expense of $22 and $20 during the three months ended September 30, 2011 and 2012, respectively, and $57 and $60 during the nine months ended September 30, 2011 and 2012, respectively)	2,613	2,255	6,479	7,005
Depreciation and amortization	23	8	281	28
Total operating expenses	6,802	6,160	15,402	19,507
Income from operations	1,224	789	1,501	2,229
Other income (expense), net	425	(27)	356	(88)
Income before income taxes	1,649	762	1,857	2,141
Income tax provision	16	15	36	41
Net income	1,633	747	1,821	2,100
Plus: Net loss attributable to the noncontrolling interest	–	–	9	–
Net income attributable to Natural Health Trends	1,633	747	1,830	2,100

Preferred stock dividends	(4)	(4)	(12)	(12)
Net income attributable to common stockholders of Natural Health Trends	$1,629	$743	$1,818	$2,088

Income per share of Natural Health Trends – basic and diluted	$0.15	$0.07	$0.17	$0.19

Weighted-average number of shares outstanding:
Basic	10,732	10,970	10,669	10,918
Diluted	10,898	11,232	10,699	11,225

NATURAL HEALTH TRENDS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Nine Months Ended September 30,
	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,821	$2,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	81	28
Amortization of intangibles	200	–
Stock-based compensation	57	60
Deferred income taxes	(1)	–
Changes in assets and liabilities:
Accounts receivable	12	(69)
Inventories, net	(362)	(163)
Other current assets	72	93
Other assets	170	(4)
Accounts payable	(661)	(416)
Income taxes payable	(15)	68
Accrued distributor commissions	318	108
Other accrued expenses	(706)	51
Deferred revenue	418	(205)
Other current liabilities	33	(56)
Net cash provided by operating activities	1,437	1,595

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(7)	(88)
Decrease (increase) in restricted cash	(72)	493
Net cash provided by (used in) investing activities	(79)	405

CASH FLOWS FROM FINANCING ACTIVITIES
Advance from related party	233	–
Repayment to related party	(114)	–
Net cash provided by financing activities	119	–

Effect of exchange rates on cash and cash equivalents	(398)	34
Net increase in cash and cash equivalents	1,079	2,034
CASH AND CASH EQUIVALENTS, beginning of period	648	1,617
CASH AND CASH EQUIVALENTS, end of period	$1,727	$3,651

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